Exhibit 99.1

Cherokee Inc.	ICR, Inc.
6835 Valjean Ave.	12121 Wilshire Blvd., Suite 300
Van Nuys, CA 91406	Los Angeles, CA 90025
(818) 908-9868	(310) 954-1100
Contact: Russell J. Riopelle, Chief Financial Officer	Contact: John Mills

For Immediate Release:

Cherokee Inc. Reports Fiscal Year 2009 and Fourth Quarter Results

VAN NUYS, CA (April 8, 2009) — Cherokee Inc. (NASDAQ:  CHKE), a leading licensor and global brand management company, today reported financial results for the fourth quarter and fiscal year ended January 31, 2009 (“Fiscal 2009”).

Fiscal Year 2009 Highlights:

•                  Royalties from international territories totaled $19.2 million, or 53% of the Company’s total Fiscal 2009 royalties, as compared to $21.7 million and 52% for the prior year.

•                  Worldwide annual retail sales of Cherokee-branded products exceeded $2.0 billion.

•                  Operating expenses declined $2.1 million, from $15.4 million last year to $13.3 million in Fiscal 2009.

•                  Zero debt

•                  Ended the year with cash and cash equivalents of $13.7 million and receivables of $5.5 million.

•                  Paid $2.50 per share, or a total of $22.2 million, in dividends to shareholders during Fiscal 2009.  In March 2009, the Company paid a dividend of $0.50 per share to shareholders.

For the year ended January 31, 2009, net revenues totaled $36.2 million, as compared to $41.6 million in the same period last year.  Selling, general and administrative expenses totaled $13.3 million in fiscal 2009 as compared to $15.4 million in the same period last year.  Net earnings totaled $14.3 million, or $1.61 per diluted share, as compared to fiscal 2008 net earnings of $16.4 million, or $1.84 per diluted share.

Net revenues for the fourth quarter of Fiscal 2009 totaled $6.1 million, as compared to the $8.7 million reported in the fourth quarter of fiscal 2008.  Selling, general and administrative expenses totaled $2.3 million in the fourth quarter of Fiscal 2009, as compared to $3.5 million in the same period last year.  Net earnings were $2.4 million or $0.27 per diluted share, as compared to $2.8 million, or $.31 per diluted share in the same period last year.

Howard Siegel, President of Cherokee, stated, “This year we have grown in 13 of the 16 countries that are actively selling Cherokee product.  Results have been especially strong throughout Central Europe and Mexico, and we are optimistic about our recent launches in Chile, Peru, Brazil, Israel and India.  This growth helped to offset some of the declines we experienced.  While our retail sales at Target in the U.S. declined by 23% due to a reduction in the adult categories, our revenues only declined by 12% as a result of our continued growth in the children’s categories and the tiered rate structure we have in place, which provides for higher royalty rates on the front end of our sales.  In addition, in the U.K., Tesco’s retail sales declined by 24%, primarily as a result of a slowdown in their economy and also due to the strengthening of the U.S. dollar.  However, sales with Tesco throughout Central Europe grew by 25%, helping mitigate some of the decrease in the U.K.  Overall, our total international revenues now represent 53% of our total royalties.  We are confident we will continue to see positive results from the expansion of our international presence through our Cherokee ‘World Brand’ Strategy.  In addition, we look forward to launching in Spain and expect to launch in several countries in the Middle East over the next 6 to 12 months, while we continue to meet with premier retailers in open territories around the world to build on our ‘world brand’ strategy for our Cherokee brand.  Furthermore, we will continue to pursue opportunities for the other brands we own and represent around the world.”

Robert Margolis, Chairman and CEO, said, “The combination of our low-cost business model, coupled with the stability, consistency and geographic diversification of our revenue streams, gives us confidence about our business prospects in the future.  We believe we have the right strategy in place to continue to increase shareholder value in the years ahead.”

Russell J. Riopelle, Chief Financial Officer, added, “Although from April 2008 to April 2009 our stock price has declined over 55%, comparing Fiscal 2009 to Fiscal 2008 our revenues and diluted EPS declined by only 13% and 12%, respectively, during a difficult period for retail-related companies.  We finished this tumultuous year in a solid financial position, generating a significant amount of free cash flow and a balance sheet with $13.7 million in cash and no debt.  This financial strength has allowed us to continue to pay significant dividends to our shareholders.  We look forward to continuing to return excess profits to our shareholders, as conditions permit and at the discretion of our Board of Directors.”

The Company expects to file its form 10-K for the fiscal year ended January 31, 2009 with the SEC on or before April 14, 2009.

About Cherokee Inc.

Cherokee Inc., based in Van Nuys, is a marketer, licensor and manager of a variety of brands it owns (Cherokee, Sideout, Carole Little and others) and represents.  Currently, Cherokee has licensing agreements in a number of categories, including family apparel, fashion accessories and footwear, as well as home furnishings and recreational products.  Premier clients for the Cherokee brand around the world include Target Stores (U.S.), Tesco (U.K., Ireland and certain other European and Asian countries), Zellers (Canada), Pick ‘n Pay (South Africa), Fawaz Al Hokair (Middle East), Grupo Pão de Acucar (Brazil), S.A.C.I. Falabella (Chile and Peru), Arvind Mills (India), Shufersal LTD. (Israel), Comercial Mexicana (Mexico) and Grupo Eroski (Spain).  Premier clients for Cherokee’s other brands include the TJX Companies (U.S., Canada and Europe) for the Carole Little brands, and Shanghai Bolderway (China) for the Sideout Brand.  Cherokee also recently placed the Norma Kamali brand with Wal-Mart.

Statements included within this news release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding anticipated growth in international markets, future dividend payments, anticipated free cash flows and potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of national, international and regional economic conditions, the financial condition of the apparel industry and the retail industry, the overall level of consumer spending domestically and internationally, the effect of intense competition in the industry in which the Company operates, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands as a result of fashion trends or otherwise, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout and Carole Little branded products, the Company’s dependence on a select group of licensees for most of the Company’s revenues, the Company’s dependence on its key management personnel and adverse determinations of claims, liabilities or litigations.  A further list and description of these risk, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2009, and in its periodic reports on Forms 10-Q and 8-K (if any).  Undue reliance should not be placed on the forward-looking statements contained herein because some or all of them may turn out to be wrong.  The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

(Financial tables follow)

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Year ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008

Royalty revenues	$6,121,000	$8,735,000	$36,222,000	$41,620,000

Selling, general and administrative expenses	2,327,000	3,460,000	13,326,000	15,441,000
Operating income	3,794,000	5,275,000	22,896,000	26,179,000

Other income (expense):
Interest expense	—	—	—	—
Investment and interest income	24,000	182,000	168,000	1,126,000
Total other expenses, net	24,000	182,000	168,000	1,126,000

Income before income taxes	3,818,000	5,457,000	23,064,000	27,305,000

Income tax provision	1,436,000	2,648,000	8,718,000	10,870,000
Net income	$2,382,000	$2,809,000	$14,346,000	$16,435,000

Basic earnings per share	$0.27	$0.32	$1.62	$1.85

Diluted earnings per share	$0.27	$0.31	$1.61	$1.84

Cash dividends per share	$0.50	$0.75	$2.50	$3.00

Weighted average shares outstanding
Basic	8,814,187	8,913,902	8,882,854	8,897,518
Diluted	8,814,187	8,932,573	8,886,592	8,934,534

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS (unaudited)

	January 31,	February 2,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$13,652,000	$21,955,000
Receivables	5,475,000	7,363,000
Prepaid expenses and other current assets	75,000	72,000
Taxes receivable	1,609,000	1,065,000
Deferred tax asset	795,000	1,010,000
Total current assets	21,606,000	31,465,000

Deferred tax asset	894,000	1,095,000

Property and equipment, net of accumulated depreciation of $725,000 and $671,000, respectively	210,000	184,000
Trademarks, net of accumulated amortization of $9,081,000 and $7,673,000, respectively	9,013,000	10,077,000
Other assets	14,000	14,000
Total assets	$31,737,000	$42,835,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$955,000	$817,000
Accrued compensation payable	2,902,000	3,944,000
Income taxes payable	734,000	1,811,000
Accrued dividends payable	4,407,000	6,685,000
Total current liabilities	8,997,000	13,257,000

Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized None issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,814,187 and 8,913,902 shares issued and outstanding at January 31, 2009 and at February 2, 2008, respectively	176,000	178,000
Additional paid-in capital	14,875,000	16,092,000
Retained earnings	7,689,000	13,308,000
Stockholders’ equity	22,740,000	29,578,000
Total liabilities and stockholders’ equity	$31,737,000	$42,835,000